Exhibit 99.2

Wireless Telecom Group Announces Closing of Transaction with E-Space

Parsippany, New Jersey, USA – December 30, 2022 –Wireless Telecom Group, Inc. (NYSE American: WTT) (the “Company”) today announced the completion of its previously announced sale of CommAgility Ltd., to global space company, E-Space, in a transaction valued at $14.5 million, inclusive of $13.75 million in cash consideration and a $750,000 note payable, subject to agreed-upon reductions.

The transaction was the result of the Company’s previously disclosed process for evaluating strategic alternatives. As a result of this transaction, Wireless Telecom Group is now comprised solely of its Test & Measurement brands including Boonton, Holzworth and Noisecom.

Tim Whelan, Wireless Telecom Group, Inc. Chief Executive Officer stated, “This is an exciting milestone for the Company. With the close of this transaction, we have successfully executed on the sale of two of our three segments during 2022, pursuing our goal of unlocking and maximizing shareholder value. We remain focused on our strategic alternative initiatives around the remaining Test & Measurement business. As our process advances to more complete stages, we expect to continue evaluating the opportunity for any tax efficient return of capital to our shareholders.”

Tim Burke, E-Space vice president who will lead the CommAgility sales organization added, “We look forward to advancing our integration of CommAgility into Team E-Space as well as building upon the capabilities they built-to-date, which will support both the current dynamic customer base and our future opportunities.”

Wireless Telecom Group continues to explore strategic alternatives for the Company to enhance value for stockholders. Wireless Telecom Group does not expect to comment further or update the market with any additional information on the process unless and until its Board of Directors has approved a specific transaction or otherwise deems disclosure appropriate or necessary. There can be no assurance that the evaluation of strategic alternatives will result in any strategic alternative, or any assurance as to its outcome or timing.

CDX Advisors is serving as exclusive financial advisor and Bryan Cave Leighton Paisner is serving as legal counsel to Wireless Telecom Group.

About Wireless Telecom Group, Inc.

Wireless Telecom Group, Inc., comprised of Boonton, Holzworth, and Noisecom, is a global designer and manufacturer of advanced RF and microwave components, modules, systems, and instruments. Serving the wireless, telecommunication, satellite, military, aerospace, and semiconductor industries, Wireless Telecom Group products enable innovation across a wide range of traditional and emerging wireless technologies. With a unique set of high-performance products including peak power meters, signal generators, phase noise analyzers, signal processing modules, noise sources, and programmable noise generators, Wireless Telecom Group enables the development, testing, and deployment of wireless technologies around the globe. Wireless Telecom Group is headquartered in Parsippany, New Jersey, in the New York City metropolitan area, and maintains a global network of Sales and Service offices for excellent product service and support. Wireless Telecom Group’s website address is http://www.wirelesstelecomgroup.com.

About E-Space

E-Space is a global space company focused on bridging Earth and space with the world’s most sustainable low Earth orbit (LEO) network that is expected to reach over one hundred thousand multi-application communication satellites to help businesses and governments securely and affordably access the power of space to solve problems on Earth. Founded by industry pioneer Greg Wyler, E-Space is focused on democratizing space and transforming industries by bringing down the cost of space-based communications, raising the level of satellite system resiliency and setting a new standard in sustainable space infrastructure that will effectively minimize and reduce space debris and destruction while preserving access to space for future generations. Learn more about the Company at e-space.com, or follow E-Space on LinkedIn and Instagram.

Wireless Telecom Group Media/Investor Contact:

Mike Kandell, Chief Financial Officer (973) 386-9696

E-Space Media Contact:

Chris Phillips, vice president, PR & Communications: chris.phillips@e-space.com; +1 (917) 974-1667